Exhibit 10.2

ANALOGIC CORPORATION

Nonstatutory Stock Option Agreement

2009 Stock Incentive Plan

This Nonstatutory Stock Option Agreement is made as of the Agreement Date between Analogic Corporation (the “Company”), a Massachusetts corporation, and the Participant.

I.	Agreement Date

Date:

II.	Participant Information

Participant:

Participant Address:

III.	Option Information

Grant Date:

Number of Shares:

Exercise Price

IV.	Vesting Table

Vesting Date	Percentage of Option Shares that Vests
33 1/3%
33 1/3%
33 1/3%

This Agreement includes this cover page and the following Exhibit, which is expressly incorporated by reference in its entirety herein:

Exhibit A – General Terms and Conditions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

ANALOGIC CORPORATION	PARTICIPANT

Name: Title:	Name:

ANALOGIC CORPORATION

Nonstatutory Stock Option Agreement

Exhibit A – General Terms and Conditions

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Option.

(a) In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant as of the Grant Date set forth on the cover page of this Agreement, subject to the terms and conditions set forth in this Agreement and in the Company’s 2009 Stock Incentive Plan (the “Plan”), an option to purchase up to the number of shares set forth on the cover page of this Agreement (the “Shares”) of common stock, $.05 par value per share, of the Company (the “Common Stock”), at the exercise price per Share set forth on the cover page of this Agreement. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the tenth anniversary of the Grant Date (the “Final Exercise Date”).

(b) It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this Agreement, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

(a) This option will become exercisable (“vest”) in accordance with the Vesting Table set forth on the cover page of this Agreement, except to the extent provided otherwise in Section 3.

(b) The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 or under the Plan.

3. Exercise, Acceleration and Termination of Option.

(a) Form of Exercise. To exercise this option, the Participant shall deliver to the Company a notice of exercise in a form (which may be in electronic form) approved by the Company, along with payment in full of the exercise price in the manner provided in the Plan, including without limitation “net exercise” as provided in Section 5(g)(4) of the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, a member of the Company’s Board of Directors.

(c) Effect of Departure from the Board of Directors.

(1) If the Participant ceases to be a member of the Company’s Board of Directors for any reason other than death or Retirement (as defined below), then the portion of this option that is vested as of the date of such cessation shall be exercisable by the Participant until the seven-month anniversary of the date of such cessation (or, if earlier, until the Final Exercise Date) and shall terminate at the end of such period.

(2) If the Participant ceases to be a member of the Company’s Board of Directors as a result of his or her death, then the portion of this option that is vested as of the date of his or her death shall be exercisable by the Designated Beneficiary (as defined in the Plan) of the Participant until the one-year anniversary of the date of death (or, if earlier, until the Final Exercise Date) and shall terminate at the end of such period. Any unvested portion of this option shall terminate as of his or her death.

(3) If the Participant ceases to be a member of the Company’s Board of Directors as a result of his or her Retirement, then the portion of this option that is vested as of the date of such Retirement shall be exercisable by the Participant until the one-year anniversary of the date of such Retirement (or, if earlier, until the Final Exercise Date) and shall terminate at the end of such period. Any unvested portion of this option shall terminate as of such Retirement. For purposes of this Agreement, “Retirement” shall mean the Participant voluntarily leaving the Company’s Board of Directors on or after the mandatory retirement age set forth in the Company’s then effective Corporate Governance Guidelines (or any similar successor policy or guidelines).

4. Withholding Taxes. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company, in the manner permitted in the Plan, for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5. Restrictions on Transfer. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution.

6. Provisions of the Plan. This Agreement is subject to the provisions of the Plan. The Participant acknowledges receipt of the Plan, along with the Prospectus relating to the Plan.

7. Miscellaneous. The Participant acknowledges

(a) No Rights to Membership on the Company’s Board of Directors. The Participant acknowledges and agrees that the grant of this option and its vesting pursuant to Section 2 do not constitute an express or implied promise of continued membership on the Company’s Board of Directors for the vesting period, or for any period.

(b) No Reliance. Notices and other information, if any, provided by the Company or its agents in connection with this option or its exercise, including but not limited to its vesting, termination, or expiration are provided solely as a courtesy to Participant. The Participant shall not rely on any such notice or the absence thereof.

(c) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement.

(d) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any applicable conflict of law principles.

(e) Interpretation. The interpretation and construction of any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.